Exhibit (A)(10)

CONTACTS:	Susan Hubbard, Investors (650) 522-5715 Erin Edgley, Media (650) 522-5635

For Immediate Release

GILEAD SCIENCES EXTENDS EXPIRATION DATE FOR TENDER OFFER FOR

MYOGEN UNTIL NOVEMBER 13, 2006

Foster City, CA, November 1, 2006 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced that it has extended the initial expiration date for its previously announced tender offer for all of the outstanding shares of common stock of Myogen, Inc. (Nasdaq: MYOG) to Monday, November 13, 2006 at one minute following 11:59 p.m. New York City time (midnight). The originally announced expiration date for the tender offer, Friday, November 10, 2006, is a federal employee holiday. Therefore, the initial expiration date for the tender offer is being corrected and extended in order to ensure that the tender offer will remain open for the full minimum twenty business-day period required under Rule 14e-1 of the Securities Exchange Act of 1934, as amended.

As of October 31, 2006, approximately 265,685 shares of Myogen common stock had been tendered and not withdrawn from the offer. The tender offer is expected to close by the end of the fourth quarter of 2006, subject to customary closing conditions.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia. For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors including the risk that the acquisition of Myogen will not be consummated as the transaction is subject to certain closing conditions. For example, the ability of the parties to close the tender offer by the end of 2006 will depend on a number of factors outside the parties’ control, including the satisfaction of closing conditions. These risks, uncertainties and other factors, and the general risks associated with Gilead’s business as described in reports and other documents filed with the Securities and Exchange Commission, could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements or other statements included in this press release.

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Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Myogen. Myogen stockholders are urged to read the relevant tender offer documents because they contain important information that stockholders should consider before making any decision regarding tendering their shares. Gilead has filed tender offer materials with the U.S. Securities and Exchange Commission, and Myogen has filed a Solicitation/Recommendation Statement with respect to the offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all stockholders of Myogen at no expense to them, and are available for free at the Commission’s web site at www.sec.gov. Free copies of the Offer to Purchase, the related Letter of Transmittal and certain other offering documents are available from Gilead by mailing requests for such materials to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Gilead and Myogen file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Gilead or Myogen at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Gilead’s and Myogen’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at www.sec.gov.

Interests of Certain Persons in the Offer and the Merger

Gilead will be, and certain other persons may be, soliciting Myogen stockholders to tender their shares into the tender offer. The directors and executive officers of Gilead and the directors and executive officers of Myogen may be deemed to be participants in Gilead’s solicitation of Myogen’s stockholders to tender their shares into the tender offer.

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